Exhibit 99.1

Viracta Therapeutics Appoints Darrel P. Cohen, M.D., Ph.D. as Chief Medical Officer

SAN DIEGO, Calif., August 7, 2023 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today announced the appointment of Darrel P. Cohen, M.D., Ph.D. as Chief Medical Officer (CMO), effective immediately. Dr. Cohen brings more than 25 years of global clinical research and drug development experience, having contributed to the successful regulatory submissions of multiple novel oncology therapies including SUTENT® (sunitinib), XALKORI® (crizotinib), and IBRANCE® (palbociclib). Dr. Cohen will oversee the clinical development and regulatory advancement of Nana-val in Epstein-Barr virus (EBV)-associated malignances, contribute to the strategic expansion of Viracta’s pipeline, and serve on the Executive Leadership Team.

“Darrel is a highly accomplished physician and biopharmaceutical executive with an extraordinary depth of global clinical development and regulatory experience in both solid tumors and hematologic malignancies, having contributed to the approvals of multiple therapies across various oncology indications,” said Mark Rothera, President and Chief Executive Officer of Viracta. “We are thrilled with the recent advancement of Nana-val in our pivotal NAVAL-1 lymphoma trial and our progress in the Phase 1b/2 trial in EBV-positive solid tumors. Darrel’s track record makes him an ideal fit for Viracta at this critical inflection point as we look to accelerate our efforts to bring Nana-val to regulatory approval and further develop our pipeline so we can bring much-needed treatment options to patients.”

“I am excited to be joining the Viracta team during such an important period in the Company’s development,” said Dr. Cohen. “The growing clinical data underscores the potential of Viracta’s innovative ‘Kick and Kill’ approach to effectively address the unmet treatment needs for patients with EBV-associated cancers, with early clinical trial results supporting Nana-val's favorable benefit/risk profile in heavily pre-treated patients. I look forward to applying my expertise and working closely with the entire team to reach our goal of rapidly advancing Nana-val to its next phase of development, and ultimately realizing the full potential of Nana-val in important indications of high unmet medical need.”

Dr. Cohen is a hematologist/oncologist with more than 25 years of oncology clinical research and drug development experience. Most recently, Dr. Cohen was CMO of Cell Therapy at Athenex Inc., where he led clinical development, clinical operations, and regulatory affairs for its CAR-NKT cell therapy platform and was instrumental in accelerating clinical development plans for investigational products, KUR-501 and KUR-502. Prior to this, Dr. Cohen was CMO at Biosight Pharmaceuticals and Head of Clinical Development at EUSA Pharma. He has held leadership positions of increasing responsibility at Pharmacia, Sanofi-Aventis, and Pfizer, including Vice President of Late-Phase Clinical Development at Pfizer Oncology where he was involved in multiple successful regulatory submissions of new targeted cancer drugs such as SUTENT, XALKORI, and IBRANCE. Dr. Cohen received his M.D. and Ph.D. degrees in Medicine and Microbiology from Boston University School of Medicine, trained as a resident in Internal Medicine at Georgetown University Medical Center, and completed a fellowship in hematology/oncology at Duke University Medical Center.

About Viracta Therapeutics, Inc.

Viracta is a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a pivotal, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed or refractory Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 trial for

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the treatment of recurrent or metastatic EBV+ nasopharyngeal carcinoma and other advanced EBV+ solid tumors. Viracta is also pursuing the application of its “Kick and Kill” approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta's ongoing and anticipated trials and updates regarding the same. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing.

These risks and uncertainties may be amplified by a resurgence of the COVID-19 pandemic, or by the emergence of another public health emergency/pandemic. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communications

Viracta Therapeutics, Inc.

abarreto@viracta.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com

SOURCE Viracta Therapeutics, Inc.

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